NeuMedia, Inc.
2000 Avenue of the Stars, Suite 410
Los Angeles, California 90067

August 11, 2010

Trinad Capital Master Fund, Ltd.
2121 Avenue of the Stars, Suite 2550
Los Angeles, California 90067
Attention: Robert Ellin

Re:       Amendment to Warrant Issued June 21, 2010

Mr. Ellin:

Reference is made to that certain Warrant to purchase common stock of NeuMedia, Inc. (the “Company”) issued on June 21, 2010 (the “Warrant”) to Trinad Capital Master Fund, Ltd. (“Trinad”). Capitalized terms used and not otherwise defined herein shall have their respective meanings set forth in the Warrant.

At the time of the issuance of the Warrant, the parties to the Warrant intended for the Warrant to create the right to acquire 5,000,000 Shares.  Due to a mutual error in the calculation of the number of Shares for which the Warrant was exercisable, the Warrant was initially issued to Trinad providing for the right to acquire 187,500 Shares.

The parties to the Warrant have agreed to correct the Warrant by amending Section 1(a) of the Warrant as follows:

“(a) This Warrant may be exercised for 5,000,000 Shares.”

Except as otherwise provided in this Letter Agreement, the Warrant shall remain in full force and effect without amendment or modification.  The provisions of Section 14 (Miscellaneous) of the Warrant shall apply mutatis mutandis to this letter agreement, and to the Warrant as modified by this letter agreement, taken together as a single agreement, reflecting the terms therein as modified hereby.

Except as expressly amended hereby, all the terms, conditions, representations, warranties, covenants and provisions of the Warrant shall remain in full force and effect in accordance with their respective terms.

This letter agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

THE OFFER AND SALE OF THE SECURITIES EVIDENCED BY THE WARRANT AND THIS LETTER AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR QUALIFIED UNDER STATE SECURITIES LAWS, AND THEREFORE SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND EFFECTIVE QUALIFICATION THEREOF UNDER APPLICABLE STATE SECURITIES LAWS, OR IF SUCH SALE, TRANSFER, ASSIGNMENT, HYPOTHECATION OR OTHER TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND THE QUALIFICATION REQUIREMENTS OF THE RELEVANT STATE SECURITIES LAWS.

IN WITNESS WHEREOF, the parties hereto have executed this letter agreement effective as of the date set forth below.

August 11, 2010

NEUMEDIA, INC.

By:	/s/ Russell Burke
	Name:	Russell Burke
	Title:	Chief Financial Officer

Accepted and Agreed to by Holder:

TRINAD CAPITAL MASTER FUND, LTD.

By:	/s/ Robert S. Ellin
	Name:	Robert S. Ellin
	Title:	Director